OLD KENT
Old Kent Financial Corporation
111 Lyon Street NW
Grand Rapids, MI 49503-2406
     News Release
NYSE:	OK
FOR RELEASE:	Immediate
DATE:	July 15, 1999
CONTACT:	Albert T. Potas
(616) 771-1931

Record Quarterly Earnings for Old Kent - Diluted EPS of $.57

- 19% Increase in second quarter EPS for Old Kent -
- 23% Return on equity -
- Revenues increased 11.8% -

     Grand Rapids, Michigan -- Old Kent reported record operating results for the second quarter of 1999. David Wagner, Chairman, President and CEO stated "Old Kent's earnings continued to grow at a pace in line with our aggressive plan. I'm very pleased with the progress we've made in terms of increasing top line revenues and improving the core bank efficiency."

      Earnings per share amounts reported in this release have been adjusted to reflect the effects of a 5% stock dividend declared on June 21, 1999, and payable on July 19, 1999. On a pro-forma basis, without the effect of this dividend, diluted earnings per share for the second quarter of 1999 was $.60 compared to $.50 for the second quarter of 1998.

Second Quarter 1999 Financial Highlights:
 à   Diluted earnings per share was $0.57, 18.8% more than the year ago quarter.

 à   Net income was $62.0 million, or 13.1 % more than last year's second quarter.

 à   Total revenues (taxable equivalent basis) increased 11.8%.

 à   Noninterest revenues were up 21.4% and represented 39.3% of total revenues, up from 36.2%
          for the same quarter of 1998.

 à   Return on average total equity was 23.18%, compared to 18.68% for the second quarter of
          1998.

 à   Return on average total assets was 1.53%, up from 1.38% for the preceding year's second quarter.

 à   During the three months ended June 30, 1999:

          Commercial loans increased $332 million, an annualized growth rate of 23.6%.

          Consumer loans increased $142 million, an annualized growth rate of 21.3%.

 à   Net interest margin increased to 4.23% for the second quarter of 1999, up from 4.12% for the first three months of 1999 and 4.11% for the year 1998.

 à   Credit quality continued to improve -- net loan losses were .17% of average loans for the quarter compared to .27% for the first quarter of 1999 and .45% for the year 1998.

      Mr. Wagner added, "Our results this quarter reflect the success of our persistent efforts toward developing Old Kent's sales culture. We continue to make this a top priority in all our business lines. Growth in commercial and consumer loans was very strong this quarter, improving our operating leverage. Our fee-driven businesses performed well, core bank efficiency improved, and better credit quality contributed to the finest quarterly results on record for Old Kent."

Revenues:
      Total (taxable equivalent basis) revenues, excluding security transactions and non-recurring items, increased by 11.8% to $258.8 million. Total noninterest revenues, exclusive of security transactions and nonrecurring items, were $101.8 million for the second quarter of 1999, 21.4% more than last year's second quarter. Net interest income increased by 6.3% to $157 million on a taxable equivalent basis.

      Old Kent's mortgage banking business produced strong results with revenues of $48.5 million for the three months ended June 30, 1999, compared to $36.8 million for the same period last year, an increase of 32%. Residential mortgage production for the quarter was $3.5 billion, up from $3.0 billion last year. Expansion of Old Kent Mortgage Company's retail branch network enabled origination volume and market share to grow despite higher interest rates. During the second quarter of 1999, home purchase activity accounted for 56% of the mortgage production volume compared to 47% in the second three months of 1998. Old Kent Mortgage Company now operates from 167 nationwide offices compared to 125 sites one year ago.

      Investment management and trust revenues totaled $17.7 million for the quarter ended June 30, 1999, 16.9% more than last year's second quarter, largely due to the continuation of intense new business development efforts. Deposit account revenues increased by 7.0% and all other revenues grew by 15.4%.

Expenses:
      Total noninterest expenses were $155 million for the second quarter of 1999, up 14.5% compared to the same period last year. This increase was entirely related to Old Kent Mortgage Company's continued geographical expansion, high production volumes and successful revenue generation as noted above.

      Mr. Wagner provided an update on cost savings from the acquisition of First Evergreen Corporation in late 1998. "We've completed the entire integration effort and have now achieved a $16 million annual savings rate, representing 38% of First Evergreen's pre-merger expense level." The efficiency ratio for Old Kent's banking business was 52.7% for the second quarter of 1999, improved from 53.4% for the first quarter of 1999 and 53.8% for the fourth quarter of 1998. Mr. Wagner noted that Old Kent will continue to improve its efficiency through a number of ongoing initiatives focused on accelerating revenue growth and quickly streamlining the operations of its newly acquired businesses.

      Effective July 9, Old Kent completed its acquisition of CFSB Bancorp Inc. ("CFSB"), immediately converting all CFSB systems and merging Community First Bank into Old Kent Bank. This was Old Kent's most expedient assimilation. Additionally, over the course of the next few months, the Corporation will complete the consolidation of branch banking sites where service area overlap now exists. These events enable Old Kent to begin realizing merger related cost savings ahead of its original timetable. The Corporation now expects that, at a minimum, the full merger related cost savings of $6.4 million annually (40% of CFSB's pre-merger expense level) will begin to benefit shareholders in the fourth quarter of 1999, with a large portion of that starting during the third quarter.

Asset Quality:
      The Corporation's provision for credit losses was $4.8 million for the second quarter of 1999, compared to $11.9 million for the year ago quarter. Specific actions that spanned the past two years to strengthen asset quality and enhance profitability, combined with a history of strong credit underwriting, influenced the improvement. Mr. Wagner added, "These prior year actions had included the reduction of about $600 million of certain commercial and consumer loans from the Corporation's portfolios. As a result of these and ongoing disciplines, we continue to experience credit quality improvements."

      For the second quarter of 1999, net loan losses were $4.0 million compared to $9.9 million for the same period in 1998. At June 30, 1999, the allowance for credit losses was 1.72% of total loans. Nonperforming assets were $56 million at June 30, 1999, or .35% of total assets compared to $66 million, or .41% of total assets, at March 31, 1999.

Year 2000 Readiness Disclosure:
      All of Old Kent's computer system applications are "Y2K" compliant. Additionally, the Corporation has completed testing of mission critical system applications and experienced no failures. Throughout the remainder of 1999, management will continue enhancing its contingency plans. Through June 30, 1999, Old Kent had cumulatively spent approximately $14.7 million of its original $16 million total estimate for "Y2K" related expenditures.

Stock Repurchase Program:
      As of June 30, 1999, the Corporation had completed its repurchase of 6 million shares of its common stock under a June 1998 authorization. On June 21, 1999, Old Kent announced that it would repurchase 3 million shares of its common stock. As in prior programs, shares are to be acquired ratably on a quarterly basis for use in future stock dividends and for issuances related to Old Kent's dividend reinvestment and employee stock plans.

Pending Acquisitions:
      As described above, effective July 9, 1999, Old Kent completed its acquisition of CFSB, the parent of Community First Bank (Lansing, Michigan), in a "pooling-of-interests" transaction. At June 30, 1999, CFSB had total assets of $0.9 billion, deposits of $0.6 billion, and 16 mid-Michigan banking locations. The acquisition moved Old Kent to number one in deposit market share and residential mortgage lending in the Lansing area.

      On March 19, 1999, Old Kent announced that it would acquire Pinnacle Banc Group, Inc. ("Pinnacle"), a bank holding company headquartered in the Chicago suburb of Oak Brook, Illinois. This transaction is also intended to be a "pooling-of-interests." At June 30, 1999, Pinnacle's assets totaled $1 billion and its deposits were $861 million. Its banks operate thirteen branches in the Chicago metropolitan area and three in western Illinois. Upon consummation, Old Kent would rank #5 in deposit market share for the greater Chicago area. Old Kent expects to complete this acquisition during September 1999.

      The Corporation expects to recognize combined pre-tax merger related charges totaling $26 million during the quarter ended September 30, 1999. Aggregate cost savings of $15.5 million are expected to be realized in the twelve months following consummation. Old Kent's management believes that these mergers will be accretive to earnings per share for the year 2000 by four percent.

Year-to-date Results:
      For the six month period ended June 30, 1999, diluted earnings per share was $ 1.10, up 19.6% over the first half of 1998. Net income totaled $120.6 million for the first two quarters of 1999, 13.4% better than last year's first six months. Returns on average total equity and assets for the first six months of 1999 were 22.13% and 1.48% compared to respective returns of 18.11% and 1.34% for the first six months of 1998.

Conference Call
      Old Kent's management will host a conference call to discuss the operating results for the quarter ended June 30, 1999, at 11:00 a.m. (Eastern Daylight Time) on July 15, 1999. The conference may be accessed by dialing 800-553-2197 ("listen only" mode) just prior to the scheduled start time. A replay of the call will be available through July 22, 1999, by dialing 800-696-1588 (passcode: 565129).

Description of Old Kent:
      Old Kent is a financial services company headquartered in Grand Rapids, Michigan, with a 40 year history of consecutive increases in annual per share earnings and dividends. It operates 246 banking offices in Michigan, Illinois and Indiana as well as 167 mortgage lending sites throughout the United States. At July 14, 1999, Old Kent had total assets of approximately $17 billion.

			Percentage
EARNINGS SUMMARY:	1999	1998(a) (b)	Change
Quarter ended June 30:
Basic Earnings per Share	$0.58	$0.48	20.8%
Diluted Earnings per Share	0.57	0.48	18.8%
Net Income	$62,041,000	$54,834,000	13.1%

Six months ended June 30:
Basic Earnings per Share	$1.11	$0.92	20.7%
Diluted Earnings per Share	1.10	0.92	19.6%
Net Income	$120,644,000	$106,357,000	13.4%

Balance Sheet Data at June 30:
Commercial Loans	$5,952,555,000	$5,424,141,000	9.7%
Consumer Loans	2,804,453,000	2,366,743,000	18.5%
Residential Mortgage Loans	1,065,617,000	1,083,856,000	-1.7%
Total Loans	9,822,625,000	8,874,740,000	10.7%
Total Interest-earning Assets	14,473,416,000	14,328,392,000	1.0%
Core Deposits	11,390,813,000	11,027,152,000	3.3%
Total Deposits	12,363,340,000	12,175,767,000	1.5%
Total Assets	15,928,590,000	15,652,364,000	1.8%
Shareholders' Equity	1,072,331,000	1,165,012,000	-8.0%

(a)  Adjusted to reflect a five percent stock dividend payable July 19, 1999.
(b)  Restated to include First Evergreen Corporation, acquired October 1, 1998, in a "pooling-of-interests" transaction.

Forward Looking Statement

      This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects", "intends", "believes", "should" and that the company is "fully Year 2000 compliant", which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Internal and external factors that might cause such a difference include, but are not limited to, (1) expected cost savings from mergers and other initiatives might not be fully realized within the expected time frame, (2) the ability of others on which the Corporation relies to modify or convert their systems to be Year 2000 compliant, and (3) the ability to locate and correct all relevant computer codes and similar uncertainties. Actual results could materially differ from those contained in, or implied by such statements. Old Kent undertakes no obligation to release revisions to these forward looking statements or reflect events or circumstances after the date of this release.

# # #

OLD KENT
          Financial Corporation

                    Selected Mortgage Banking Information

	For the Quarter Ended
	06/30/99	03/31/99	12/31/98	0930/98	06/30/98
Net mortgage banking revenue (thousands)	$48,481	$43,549	$40,961	$39,301	$36,813
Mortgage originations (millions)	3,503	3,633	4,411	3,176	2,970
Home purchases as a percentage of mortgage originations	56%	38%	33%	48%	47%
Mortgage loan sales (millions)	3,330	4,279	3,623	3,107	3,200
Loans serviced for others (millions)	14,729	14,653	14,006	13,704	14,093
Mortgage servicing rights (millions)	271	255	218	188	208
Servicing portfolio weighted average coupon	7.38%	7.36%	7.45%	7.58%	7.65%
Number of branch offices/states	167/32	160/32	143/32	136/32	125/30

Mortgage Servicing Rights
Balance at beginning of period	$255,132	$218,497	$187,746	$208,117	$171,671
Additions	68,026	91,287	62,799	31,586	56,945
Sales	(36,082)	(38,525)	(18,163)	(37,764)	(7,946)
Amortization	(16,223)	(16,127)	(13,885)	(14,193)	(12,553)

Balance at end of period	$270,853	$255,132	$218,497	$187,746	$208,117

Estimated fair value of mortgage servicing rights	$320,000	$296,000	$253,000	$223,000	$226,000

Old Kent Mortgage Company actively manages prepayment risks associated with mortgage servicing rights through its significant loan origination and replenishment capacity, customer retention initiatives, recurring bulk sales of mortgage servicing rights, and use of financial hedges. Old Kent Mortgage Company has entered into an agreement to sell mortgage servicing rights associated with $4.5 to $9.0 billion of mortgage loans during 1999. This forward bulk servicing sale agreement provides for quarterly sales of newly originated conventional mortgage servicing rights.

OLD KENT
                    Financial Corporation

      Credit Loss Reserve Summary

	Q2-99	Q1-99	Q4-98	Q3-98	Q2-98

Beginning Reserve	168,621	167,665	167,939	167,755	65,829

Provision	4,794	6,866	11,023	8,566	11,858

Net Charge - Offs	(4,024)	(6,030)	(11,297)	(8,382)	(9,932)

Other	--	120	--	--	--

Ending Reserve	169,391	168,621	167,665	167,939	167,755

Net Loan Charge - Offs

Commercial Loans	1,511	2,688	8,989	5,531	6,163
Consumer Loans	2,263	3,342	2,304	2,844	3,669
Real Estate - Mortgages	250	--	4	7	100

Total Net Loan Charge - Offs	4,024	6,030	11,297	8,382	9,932

Net Charge - Offs Ratio	0.17%	0.27%	0.51%	0.37%	0.44%

OLD KENT
          Financial Corporation
                    Consolidated Key Financial Data (a)

[Amounts in thousands, except per share data] (Unaudited) Key Statistics	2nd Quarter 1999	1st Quarter 1999	4th Quarter 1998 Excludes Merger Charges	4th Quarter 1998	3rd Quarter 1998	2nd Quarter 1998

Net income	$62,040	$58,603	$57,539	$37,861	$54,580	$54,834
Basic earnings per share	$0.58	$0.54	$0.52	$0.34	$0.49	$0.48
Diluted earnings per share	$0.57	$0.53	$0.52	$0.34	$0.48	$0.48
Cash basis earnings per share (b)	$0.60	$0.56	$0.55	$0.37	$0.51	$0.51
Operating revenue per share (c)	$2.38	$2.26	$2.20	$2.20	$2.09	$2.03
Operating expense per share (c)	$1.43	$1.35	$1.32	$1.32	$1.25	$1.19
Return on average total assets:
Banking	1.65	1.58	1.59	0.98	1.52	1.51
Mortgage banking	0.86	0.81	0.83	0.83	0.77	0.69
Consolidated	1.53	1.44	1.43	0.94	1.40	1.38
Return on average total equity:
Banking	23.01	20.59	19.71	12.40	19.11	18.95
Mortgage banking	26.98	27.91	27.10	27.10	20.45	20.53
Consolidated	23.18	21.11	19.80	13.25	18.77	18.68
Net interest margin:
Banking	4.55	4.58	4.63	4.63	4.57	4.45
Mortgage banking	2.21	1.86	1.67	1.67	1.11	1.07
Consolidated	4.23	4.12	4.15	4.15	4.14	4.03
Yield on average earning assets	7.80	7.77	7.92	7.92	7.94	8.01
Cost of average paying liabilities	4.08	4.18	4.40	4.40	4.43	4.60
Efficiency ratio (c):
Banking	52.66	53.44	53.80	53.80	54.15	52.69
Mortgage banking	78.95	77.34	76.56	76.56	78.21	77.89
Consolidated	59.90	59.96	59.86	59.86	59.88	58.48
Net profit margin	23.97	23.61	23.65	23.65	23.25	22.74
Common Stock Information (adjusted for stock dividends and stock splits)

Book value per share	$9.97	$10.14	$10.34	$10.34	$10.53	$10.37
Dividends paid per share	0.190	0.190	0.190	0.190	0.172	0.163
Per share price:
High	46.85	45.00	44.29	44.29	37.96	37.58
Low	40.00	39.52	27.74	27.74	27.50	33.95
Close	41.88	40.30	44.29	44.29	28.21	34.26
Outstanding shares at end of period	107,558	108,368	109,724	109,724	111,084	112,327
Number of shares used to compute:
Basic earnings per share	107,626	109,040	110,268	110,268	111,649	113,342
Diluted earnings per share	108,576	110,063	111,269	111,269	112,530	114,266

(a)  All data restated to include First Evergreen acquisition, accounted for as a "pooling-of-interest," effective 10/1/98.
(b)  Cash basis earnings per share excludes the effect of amortization of intangibles.
(c)  Excludes non-recurring items.

OLD KENT
          Financial Corporation
                    Consolidated Key Financial Data (a)

[Amounts in thousands, except per share data] (Unaudited) Summary Income Statement	2nd Quarter 1999	1st Quarter 1999	4th Quarter 1998 Excludes Merger Charges	4th Quarter 1998	3rd Quarter 1998	2nd Quarter 1998

Taxable equivalent net interest income	$156,999	$152,419	$153,335	$153,335	$148,202	$147,654
Interest income	285,096	282,599	289,662	289,662	282,235	290,234
Interest expense	132,038	133,981	140,002	140,002	136,829	145,434

Net interest income	153,058	148,618	149,660	149,660	145,406	144,800

Provision for credit losses (operating)	4,794	6,866	7,523	7,523	8,567	11,858
Provision for credit losses (merger related)	--	--	--	3,500	--	--

Other income:
Mortgage banking revenues - net	48,481	43,549	40,961	40,961	39,301	36,813
Investment management & trust revenues	17,678	17,520	18,129	18,129	15,879	15,126
Deposit account revenues	15,308	14,332	14,281	14,281	14,277	14,310
Insurance sales commissions	6,124	5,855	4,604	4,604	5,103	4,783
Other revenues and fees	14,211	14,533	13,382	13,382	12,928	12,841

Total other income	101,802	95,789	91,357	91,357	87,488	83,873

Securities gains	193	123	21	21	695	2,588
Nonrecurring income/(expense)	--	(30)	(511)	(511)	(1,015)	776

Total	101,995	95,882	90,867	90,867	87,168	87,237

Other expense:
Salaries and employee benefits	81,074	79,059	77,557	77,557	75,079	71,897
Occupancy expense	11,355	11,413	10,872	10,872	10,786	10,211
Equipment expense	10,019	9,129	9,896	9,896	9,031	9,046
Amortization of goodwill/intangibles	3,703	3,548	3,555	3,555	3,555	3,552
Other	48,863	45,672	44,591	44,591	42,682	40,682

Total other expense	155,014	148,821	146,471	146,471	141,133	135,388

Merger charges	--	--	--	24,993	--	--

Total	155,014	148,821	146,471	171,464	141,133	135,388

Income before income taxes	95,245	88,813	86,533	58,040	82,874	84,791
Income taxes	33,205	30,210	28,994	28,994	28,294	29,957
Income taxes (applicable to merger charges)	--	--	--	(8,815)	--	--

Net income	$62,040	$58,603	$57,539	$37,861	$54,580	$54,834

OLD KENT
          Financial Corporation

                Five Quarter Average Balances, Yields and Rates (a)

(Unaudited)	2nd Quarter 1999			1st Quarter 1999			4th Quarter 1998
(Yields and rates are on a fully taxable-
equivalent basis, dollars in millions)	Ending Balance	Average Balance	Yield/ Rate	Ending Balance	Average Balance	Yield/ Rate	Ending Balance	Average Balance	Yield/ Rate

Assets:
Loans:
Commercial loans and leases	$5,953	$5,779	8.30%	$5,621	$5,541	8.43%	$5,506	$5,453	8.55%
Consumer loans	2,804	2,728	8.97	2,662	2,414	9.09	2,366	2,371	9.31
Residential mortgages	1,066	1,021	7.87	1,024	977	7.57	1,012	1,027	7.64

Total loans	9,823	9,528	8.45	9,307	8,932	8.51	8,884	8,851	8.65
Securities	3,259	3,683	6.57	3,662	3,661	6.64	3,539	3,640	6.83
Mortgages held-for-sale	1,379	1,609	6.84	1,436	2,120	6.79	2,263	2,167	6.88
Other interest-earning assets	13	29	4.76	29	154	5.25	363	83	4.74

Total earning assets	14,474	14,849	7.80	14,434	14,867	7.77	15,049	14,741	7.92
Unrealized gain/(loss) on S.A.F.S.	(35)	2		12	25		31	28
Allowance for credit losses	(169)	(169)		(169)	(168)		(168)	(170)
Cash and due from banks	579	512		527	548		616	585
Goodwill and other intangibles	118	121		122	121		122	124
Mortgage servicing rights	271	261		255	230		218	199
Other assets	691	672		731	673		721	538

Total assets:	$15,929	$16,248		$15,912	$16,296		$16,589	$16,045

Liabilities and shareholders' equity:
Savings deposits	$4,571	$4,567	2.71%	$4,520	$4,466	2.72%	$4,479	$4,270	2.79%
Negotiable and foreign deposits	973	1,229	4.93	1,256	1,478	5.06	1,452	1,220	5.21
Consumer time deposits	4,870	4,853	4.82	4,853	4,887	5.00	4,910	4,983	5.15

Total interest-bearing deposits	10,414	10,649	3.93	10,629	10,831	4.07	10,841	10,473	4.19
Federal funds purchased and
repurchase agreements	863	1,066	4.33	866	1,066	4.29	1,150	1,132	4.44
Other borrowed funds	1,184	1,078	4.85	920	923	4.79	911	813	6.49
Subordinated debt	100	100	6.75	100	100	6.74	100	100	6.74
Floating rate subordinated securities	100	100	6.10	100	100	6.09	100	100	6.49

Total interest-bearing funds	12,661	12,993	4.08	12,615	13,009	4.18	13,102	12,618	4.40
Demand deposits	1,949	1,920		1,862	1,880		2,009	2,017
Other liabilities	247	265		336	296		253	267
Shareholders' equity:
Common stock, surplus, and retained earnings	1,095	1,070		1,092	1,095		1,115	1,125
Net unrealized gain/(loss) on S.A.F.S.	(23)	--		7	16		20	18

Total liabilities and shareholders' equity	$15,929	$16,248		$15,912	$16,296		$16,589	$16,045

Selected Ratios
Net interest spread			3.72%			3.59%			3.52%
Net interest income as a percent
of average earning assets			4.23%			4.12%			4.15%
Total equity to total assets	6.73%			6.91%			6.84%
Tangible equity to tangible assets	6.03%			6.19%			6.15%

Memoranda
Core deposits	11,391	11,340		11,235	11,233		11,488	11,270

Total deposits	12,364	12,569		12,491	12,711		12,940	12,490

Mortgage servicing portfolio	14,729			14,653			14,006

Mortgage banking full-time equivalent employees	3,014			2,760			2,578

Total full-time equivalent employees	7,878			7,605			7,455

OLD KENT
          Financial Corporation

                Five Quarter Average Balances, Yields and Rates (a)
(Unaudited) Credit Quality	2nd Quarter 1999	1st Quarter 1999	4th Quarter 1998

Ending allowance for credit losses	$169.4	$168.6	$167.7

Nonperforming assets
Nonaccrual	47.8	58.0	57.1
Renegotiated	2.5	2.5	2.7

Total impaired loans	50.3	60.5	59.8
Other real estate owned	5.8	5.5	6.9

Total nonperforming assets	56.1	66.0	66.7

Loans delinquent over 90 days	13.7	8.5	15.1

Gross charge-offs	9.1	10.2	15.5
Recoveries	5.1	4.2	4.2

Net charge-offs	4.0	6.0	11.3

Provision for credit losses	4.8	6.9	11.0

Key Ratios:
Allowance to loans	1.72%	1.81%	1.86%
Allowance to impaired loans	336.53	278.63	280.45
Impaired loans to loans	0.51	0.65	0.67
Nonperforming assets to assets	0.35	0.41	0.40
90 days delinquent to loans	0.14	0.09	0.17
Net charge-offs to average loans	0.17	0.27	0.51

OLD KENT
          Financial Corporation

                Five Quarter Average Balances, Yields and Rates (a)

(Unaudited)	3rd Quarter 1998			2nd Quarter 1998
(Yields and rates are on a fully taxable-
equivalent basis, dollars in millions)	Ending Balance	Average Balance	Yield/ Rate	Ending Balance	Average Balance	Yield/ Rate

Assets:
Loans:
Commercial loans and leases	$5,489	$5,430	8.86%	$5,424	$5,403	8.88%
Consumer loans	2,380	2,361	9.44	2,367	2,390	9.40
Residential mortgages	1,057	1,060	7.78	1,084	1,093	7.89

Total loans	8,926	8,851	8.89	8,875	8,886	8.90
Securities	3,702	3,813	6.30	3,866	4,003	6.50
Mortgages held-for-sale	1,519	1,596	6.63	1,505	1,695	7.08
Other interest-earning assets	19	31	5.08	73	75	4.59

Total earning assets	14,166	14,292	7.94	14,319	14,659	8.01
Unrealized gain/(loss) on S.A.F.S.	29	12		9	5
Allowance for credit losses	(168)	(170)		(168)	(168)
Cash and due from banks	538	539		596	549
Goodwill and other intangibles	126	127		129	131
Mortgage servicing rights	188	212		208	184
Other assets	581	530		559	567

Total assets:	$15,460	$15,541		$15,652	$15,927

Liabilities and shareholders' equity:
Savings deposits	$4,126	$4,062	2.85%	$3,958	$3,928	2.78%
Negotiable and foreign deposits	1,026	1,050	5.58	1,149	1,171	5.59
Consumer time deposits	5,042	5,096	5.25	5,115	5,131	5.32

Total interest-bearing deposits	10,194	10,208	4.33	10,222	10,230	4.38
Federal funds purchased and
repurchase agreements	765	878	4.88	787	1,018	4.97
Other borrowed funds	974	987	4.53	1,078	1,243	5.76
Subordinated debt	100	100	6.74	100	100	6.74
Floating rate subordinated securities	100	100	6.82	100	100	6.82

Total interest-bearing funds	12,133	12,273	4.43	12,287	12,691	4.60
Demand deposits	1,906	1,889		1,954	1,863
Other liabilities	251	216		246	199
Shareholders' equity:
Common stock, surplus, and retained earnings	1,151	1,155		1,159	1,171
Net unrealized gain/(loss) on S.A.F.S.	19	8		6	3

Total liabilities and shareholders' equity	$15,460	$15,541		$15,652	$15,927

Selected Ratios
Net interest spread			3.51%			3.41%
Net interest income as a percent
of average earning assets			4.14%			4.03%
Total equity to total assets	7.57%			7.43%
Tangible equity to tangible assets	6.81%			6.67%

Memoranda
Core deposits	11,074	11,047		11,027	10,922

Total deposits	12,100	12,097		12,176	12,093

Mortgage servicing portfolio	13,704			14,093

Mortgage banking full-time equivalent employees	2,227			2,077

Total full-time equivalent employees	7,280			7,221

OLD KENT
          Financial Corporation

                Five Quarter Average Balances, Yields and Rates (a)
(Unaudited) Credit Quality	3rd Quarter 1998	2nd Quarter 1998

Ending allowance for credit losses	167.9	$167.8

Nonperforming assets
Nonaccrual	51.6	68.9
Renegotiated	2.7	3.0

Total impaired loans	54.3	71.9
Other real estate owned	7.8	7.3

Total nonperforming assets	62.1	79.2

Loans delinquent over 90 days	21.1	14.9

Gross charge-offs	12.1	14.4
Recoveries	3.7	4.5

Net charge-offs	8.4	9.9

Provision for credit losses	8.6	11.9

Key Ratios:
Allowance to loans	1.88%	1.89%
Allowance to impaired loans	309.27	233.78
Impaired loans to loans	0.61	0.81
Nonperforming assets to assets	0.40	0.50
90 days delinquent to loans	0.24	0.17
Net charge-offs to average loans	0.38	0.44